Exhibit 99.1

NEWS RELEASE

288 Union Street, Rockland, MA 02370	Contact:	Investors:
Denis K. Sheahan
Chief Financial Officer
781/982-6341
or
Media:
Richard A. Hall
Senior Vice President
781/982-6486

FOR IMMEDIATE RELEASE

UNITED STATES TREASURY DEPARTMENT AWARDS
$30 MILLION IN TAX CREDIT ALLOCATION AUTHORITY
TO INDEPENDENT BANK CORP. SUBSIDIARY
UNDER FEDERAL NEW MARKETS TAX CREDIT PROGRAM

     Rockland, Massachusetts (May 6, 2004). Independent Bank Corp. (NASDAQ: INDB) today announced that the Community Development Financial Institutions Fund of the United Stated Department of the Treasury has awarded $30 million in tax credit allocation authority to one of its wholly-owned subsidiaries, the Rockland Trust Community Development LLC, under the federal New Markets Tax Credit Program. Deputy Secretary of the Treasury Samuel W. Bodman announced the award at a public ceremony earlier today. Rockland Trust Community Development LLC was one of five Massachusetts award recipients, and the only Massachusetts-based bank subsidiary to receive an award under the New Markets Tax Credit Program, this year.

     Chris Oddleifson, Chief Executive Officer and President of Independent Bank Corp. and Rockland Trust Company, attended the ceremony conducted by Deputy Secretary Bodman this morning on behalf of the Rockland Trust Community Development LLC. Mr. Oddleifson stated afterward that “Rockland Trust is dedicated to serving and strengthening the communities in southeastern Massachusetts and Cape Cod. The New Markets Tax Credit award to the Rockland Trust Community Development LLC will significantly enhance our ability to make loans and to provide financial assistance to qualified businesses and individuals in low-income communities throughout our market.”

     The New Markets Tax Credit Program was enacted in December 2000 and is designed to foster job creation and stimulate economic growth in low-income communities across America. The Rockland Trust Community Development LLC received its New Markets Tax Credit award as a result of a competitive review process, involving 271 applicants nationwide, which began in the fall of 2003. The $30 million award to the Rockland Trust Community Development LLC is a portion of the $3.5 billion in total tax credit allocation authority awarded by the Treasury Department in the current round of the New Markets Tax Credit Program.

     The $30 million award to the Rockland Trust Community Development LLC enables the Company to acquire federal tax credits by making an equity investment in the Rockland Trust Community Development LLC, for a period of at least seven years, up to the full amount of the award. The Rockland Trust Community Development LLC, in turn, must use that equity investment to make loans to qualified businesses and individuals in low-income communities in accordance with New Markets Tax Credit Program criteria. The Company’s overall tax credit will be equal to 39% of its total equity investment in the Rockland Trust Community Development LLC, credited at a rate of 5% in each of the first 3 years and 6% in each of the final 4 years. In order for tax credits to be obtained the Rockland Trust Community Development LLC must enter into an Allocation Agreement with the Treasury Department, make loans in accordance with regulatory guidelines, and otherwise comply with New Markets Tax Credit Program requirements.

     Further information on the New Markets Tax Credit Program may be obtained at the following website: http://www.cdfifund.gov/programs/nmtc.

     Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has approximately $2.5 billion in assets, 52 retail branches, seven Commercial Lending Centers, and three Investment Management Group offices, and three Residential Lending Centers located throughout southeastern Massachusetts and Cape Cod. For more information, visit our web site at www.rocklandtrust.com.

     This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations, and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events, or otherwise.

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